UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ATLANTIC UNION BANKSHARES CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 21, 2020

Dear Fellow Shareholder:

We hope this letter finds you and your family safe and healthy. We recently mailed you proxy materials in connection with our upcoming Annual Meeting of Shareholders to be held on May 5, 2020 (the “Annual Meeting”). According to our records, we have not yet received your proxy.

It is very important that your shares be voted, regardless of the number of shares you own.

Please take a moment to VOTE your shares by returning the enclosed proxy card in the envelope provided or following the instructions on it to vote by telephone or internet.

Please note that, in response to the public health concerns regarding the coronavirus (COVID-19), we have changed the location of our Annual Meeting from a physical meeting to a virtual meeting held on the internet. As such, please disregard the reference to the physical meeting location in the enclosed Notice of Internet Availability. For more information on the virtual meeting, please visit www.envisionreports.com/AUB or our website at https://investors.atlanticunionbank.com under “Company Info / Annual Meeting and Proxy Statement.”

If you have any questions or need assistance with voting, please contact our proxy solicitor, Regan & Associates, Inc., toll-free at (800) 737-3426.

Please disregard this letter if you have already voted your shares. Thank you for your cooperation and support.

Sincerely,

John C. Asbury

President and Chief Executive Officer